                                                                   Exhibit 17(b)


                                    [Graphic]



Excelsior International Funds

Prospectus

August 1, 2002

Excelsior Funds, Inc.

International Fund
Latin America Fund
Pacific/Asia Fund
Pan European Fund
Emerging Markets Fund

Investment Adviser
United States Trust Company Of New York
U.S. Trust Company

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.




                             [LOGO] EXCELSIOR FUNDS
                              Advised by U.S. Trust

--------------------------------------------------------------------------------
Table of Contents

Excelsior Funds, Inc. is a mutual fund family that offers shares in separate investment portfolios which have individual investment goals, strategies and risks. This prospectus gives you important information about the International, Latin America, Pacific/Asia, Pan European, and Emerging Markets Funds (each, a
Fund) that you should know before investing. Please read this prospectus and keep it for future reference.

This prospectus has been arranged into different sections so that you can easily review this important information. On the next page, there is some general information you should know about risk and return that is common to each of the Funds. For more detailed information about each Fund, please see:

                                                                           Page
     International Fund.............................................           4
     Latin America Fund.............................................           6
     Pacific/Asia Fund..............................................           8
     Pan European Fund..............................................          10
     Emerging Markets Fund..........................................          12
     More Information About Risk....................................          14
     More Information About Fund Investments........................          14
     Investment Adviser.............................................          14
     Portfolio Managers.............................................          15
     Purchasing, Selling And Exchanging Fund Shares.................          16
     Dividends And Distributions....................................          19
     Taxes..........................................................          19
     Financial Highlights...........................................          20
     How to Obtain More Information About Excelsior Funds, Inc......  Back Cover

--------------------------------------------------------------------------------

Introduction -- Risk/Return Information Common to the Funds

Each Fund is a mutual fund. A mutual fund pools shareholders' money and, using professional investment managers, invests it in securities.

Each Fund invests primarily in securities of companies that are located in or conduct a substantial amount of their business in foreign countries, including emerging market countries. Prices of securities in foreign markets generally, and emerging markets in particular, have historically been more volatile than prices in U.S. markets. In addition, to the extent that a Fund focuses its investments in a particular region, the effects of political and economic events in that region on the value of your investment in a Fund will be magnified.

Each Fund has its own investment goal, strategies and risks for reaching that goal. The investment managers invest Fund assets in a way that they believe will help a Fund achieve its goal. Still, investing in each Fund involves risk and there is no guarantee that a Fund will achieve its goal. An investment manager's judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how good a job an investment manager does, you could lose money on your investment in a Fund, just as you could with other investments. A Fund share is not a bank deposit and it is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any government agency.

The value of your investment in a Fund is based on the market prices of the securities the Fund holds. These prices change daily due to economic and other events that affect particular companies and other issuers. These price movements, sometimes called volatility, may be greater or lesser depending on the types of securities a Fund owns and the markets in which they trade. The effect on a Fund of a change in the value of a single security will depend on how widely the Fund diversifies its holdings.

International Fund
--------------------------------------------------------------------------------

  FUND SUMMARY

  Investment Goal Total return through long-term capital appreciation and income

  Investment Focus Foreign equity securities

  Share Price Volatility High

  Principal Investment Strategy Investing in a diversified portfolio of equity securities of issuers in developed foreign countries and, to a lesser extent, emerging markets

  Investor Profile Investors seeking long-term capital appreciation, who are willing to accept the risks and price volatility of investing in companies located in foreign countries

Investment Objective

The International Fund seeks total return on its assets through capital appreciation and income.

Investment Strategy of the International Fund

Under normal circumstances, the International Fund invests at least 65% of its assets in equity securities of larger, more established companies located in developed foreign markets, which include most nations in western Europe and the more developed nations in the Pacific Basin and Latin America. The Fund may invest to a lesser extent in less developed countries and regions to capitalize on opportunities in emerging markets. The Adviser generally does not attempt to hedge the effects of currency value fluctuations on the Fund's investments on an on-going basis.

The Adviser selects investments for the Fund by applying a bottom-up investment approach designed to identify companies that the Adviser expects to experience sustainable earnings growth and to benefit from global or regional economic trends or promising technologies or products and whose value is not recognized in the prices of their securities. The Adviser continuously analyzes companies in a broad range of foreign markets, giving particular emphasis to each company's scope of operations and economic ties to one or more specific countries. While the Fund generally invests in companies in a variety of countries, industries and sectors, the Adviser does not attempt to invest a specific percentage of the Fund's assets in a given country, region or industry. The Fund will make investments in companies located in emerging markets only where the Adviser believes that such companies' growth/appreciation potential transcends their location or operations in emerging market countries.

Principal Risks of Investing in the International Fund

Since it purchases equity securities, the Fund is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Fund's securities may fluctuate substantially from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Fund.

Investing in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign countries are generally denominated in a foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of a Fund's investments. These currency movements may happen separately from and in response to events that do not otherwise affect the value of the security in the issuer's home country. These various risks will be even greater for investments in emerging market countries since political turmoil and rapid changes in economic conditions are more likely to occur in these countries.

--------------------------------------------------------------------------------


The Fund is also subject to the risk that foreign equity securities may underperform other segments of the equity market or the equity market as a whole.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund. Of course, the Fund's past performance does not necessarily indicate how the Fund will perform in the future.

This bar chart shows changes in the Fund's performance from year to year.

                                     [CHART]

 1992    1993   1994   1995  1996  1997  1998   1999    2000    2001
------- ------ ------- ----- ----- ----- ----- ------ -------- --------
(9.36)% 36.54% (2.00)% 7.27% 7.28% 9.25% 7.89% 56.24% (23.92)% (27.43)%

                   Best Quarter           Worst Quarter
                      38.76%                (19.06)%
                    (12/31/99)              (9/30/01)

The Fund's performance for the six month period ending June 30, 2002 was (2.58)%.

This table compares the Fund's average annual total returns for the periods ended December 31, 2001 to those of the MSCI EAFE Index and the MSCI ACWI Free ex U.S. Index. After-tax returns are calculated using the historical highest individual federal income tax rates and do not reflect the impact of state and local taxes. Actual-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

                                1 Year  5 Years 10 Years
--------------------------------------------------------
International Fund
  Return Before Taxes          (27.43)%   0.33%  3.56%
  Return After Taxes on
    Distributions              (28.21)% (0.34)%  2.89%
  Return After Taxes on
    Distributions and Sale of
    Fund Shares                (15.84)%   0.30%  2.80%
MSCI EAFE Index*               (21.44)%   0.89%  4.46%
MSCI ACWI Free ex U.S. Index** (19.50)%   0.89%  4.61%

 * The MSCI EAFE (Europe, Australasia & Far East) Index is a widely accepted unmanaged index composed of a sample of companies from 21 countries representing the developed stock markets outside North America.
** The MSCI ACWI Free ex U.S. Index is a widely accepted unmanaged index of global stock market performance comprising 47 countries with developed and emerging markets excluding the United States.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment adviser and does not pay any commissions or expenses. If an index had expenses, its performance would be lower.

Fund Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Fund shares.

Shareholder Fees
(paid directly from your investment)

Redemption Fee (as a percentage of amount
  redeemed, if applicable)*                        2.00%

Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)

Management Fees                                               1.00%
Other Expenses
  Administrative Servicing Fee                       0.40%
  Other Operating Expenses                           0.40%
Total Other Expenses                                          0.80%
---------------------------------------------------------------------
Total Annual Fund Operating
  Expenses                                                    1.80%
  Fee Waivers and Expense
    Reimbursements                                          (0.30)%**
---------------------------------------------------------------------
  Net Annual Fund Operating
    Expenses                                                  1.50%**

 * This redemption fee is charged if you redeem or exchange your shares within 30 days of the date of purchase. See "How to Sell Your Shares" for more information.
** The Adviser has contractually agreed to waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.50%. For more information about these fees, see "Investment Adviser."

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return, Fund operating expenses remain the same and you reinvest all dividends and distributions. Although your actual costs might be different, your approximate costs of investing $10,000 in the Fund would be:


                 1 Year  3 Years   5 Years    10 Years
------------------------------------------------------

                  $153     $537      $947      $2,091

                              Latin America Fund
--------------------------------------------------------------------------------

  FUND SUMMARY

  Investment Goal Long-term capital appreciation

  Investment Focus Equity securities of Latin American issuers

  Share Price Volatility Very high

  Principal Investment Strategy Investing in a diversified portfolio of equity securities of companies located in Latin America

  Investor Profile Investors seeking long-term capital appreciation, who are willing to accept the risks and possibly extreme price volatility of investing in Latin American issuers

Investment Objective

The Latin America Fund seeks long-term capital appreciation.

Investment Strategy of the Latin America Fund

Under normal circumstances, the Latin America Fund invests at least 80% of its net assets in equity securities of companies located in Latin America, which includes Central and South America. The companies in which the Fund invests tend to be larger, more established companies. The Adviser generally does not attempt to hedge the effects of currency value fluctuations on the Fund's investments on an on-going basis.

The Adviser selects investments for the Fund by applying a bottom-up investment approach designed to identify companies that the Adviser expects to experience sustainable earnings growth and to benefit from global or regional economic trends or promising technologies or products and whose value is not recognized in the prices of their securities. The Adviser continuously analyzes companies in the Latin American markets, giving particular emphasis to each company's scope of operations and economic ties to one or more specific countries. While the Fund generally invests in companies in a variety of countries, industries and sectors, the Adviser does not attempt to invest a specific percentage of the Fund's assets in a given country or industry.

Principal Risks of Investing in the Latin America Fund

The Fund invests primarily in securities of issuers located in a single geographic region--Latin America. The economic and political environments of countries in a particular region frequently are interrelated and the value of regional markets and issuers often will rise and fall together. As a result, the Fund is subject to the risk that political and economic events will affect a larger portion of the Fund's investments than if the Fund's investments were more geographically diversified. The Fund's focus on Latin America also increases its potential share price volatility.

The Latin American economies have experienced considerable difficulties, including high inflation rates, high interest rates and currency devaluations. As a result, Latin American securities markets have experienced extraordinary volatility. Emergence of the Latin American economies and securities markets will require sustained economic and fiscal discipline, which has been lacking in the past, as well as stable political and social conditions. Development also may be influenced by international economic conditions, particularly those in the United States, and by world prices for oil and other commodities.

Since it purchases equity securities, the Fund is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Fund's securities may fluctuate substantially from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Fund.

Investing in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. Such events will not necessarily affect the U.S. economy

--------------------------------------------------------------------------------

or similar issuers located in the United States. The risks will be even greater for investments in emerging market countries since political turmoil and rapid changes are more likely to occur in these countries.

The Fund is also subject to the risk that Latin American equity securities may underperform other segments of the equity market or the equity markets as a whole.

Performance Information
The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund. Of course, the Fund's past performance does not necessarily indicate how the Fund will perform in the future.

This bar chart shows changes in the Fund's performance from year to year.

                                    [CHART]

 1993     1994    1995     1996    1997    1998     1999   2000    2001
------  -------  -------  ------  ------  -------  ------ -------  -----
40.87%  (11.40)% (10.57)% 24.88%  25.15%  (47.70)% 41.53% (15.85)% 3.48%


        Best Quarter                 Worst Quarter
           40.39%                       (37.28)%
         (12/31/99)                    (9/30/98)


The Fund's performance for the six month period ending June 30, 2002 was (12.56)%.

This table compares the Fund's average annual total returns for the periods ended December 31, 2001 to those of the MSCI EMF Latin America Index. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

                                                                     Since
                                                   1 Year  5 Years Inception
----------------------------------------------------------------------------
Latin America Fund
  Return Before Taxes                                3.48% (4.20)%   1.31%*
  Return After Taxes on Distributions                2.16% (5.36)%   0.11%*
  Return After Taxes on Distributions and Sale of
    Fund Shares                                      2.17% (3.66)%   0.64%*
MSCI EMF Latin America Index**                     (0.64)%   2.39%   7.12%*

 * Since December 31, 1992
** MSCI EMF Latin America Index is a widely-accepted, unmanaged index composed of a sample of companies representative of the market structure of seven Latin American countries.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment adviser and does not pay any commissions or expenses. If an index had expenses, its performance would be lower.

Fund Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Fund shares.

Shareholder Fees

(paid directly from your investment)

Redemption Fee (as a percentage of amount   redeemed, if
applicable)*                                                 2.00%

Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)

Management Fees                                                      1.00%
Other Expenses
  Administrative Servicing Fee                               0.40%
  Other Operating Expenses                                   0.63%
Total Other Expenses                                                 1.03%
----------------------------------------------------------------------------
Total Annual Fund Operating
  Expenses                                                           2.03%
  Fee Waivers and Expense
    Reimbursements                                                 (0.33)%**
----------------------------------------------------------------------------
  Net Annual Fund Operating
    Expenses                                                         1.70%**

 * This redemption fee is charged if you sell your shares within 30 days of the date of purchase. See "How to Sell Your Fund Shares" for more information.
** The Adviser has contractually agreed to waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.70%. For more information about these fees, see "Investment Adviser."

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return, Fund operating expenses remain the same and you reinvest all dividends and distributions. Although your actual costs might be different, your approximate costs of investing $10,000 in the Fund would be:


                         1 Year  3 Years  5 Years  10 Years
                       ------------------------------------
                          $173    $605    $1,063    $2,332

                               Pacific/Asia Fund
--------------------------------------------------------------------------------

  FUND SUMMARY

  Investment Goal Long-term capital appreciation

  Investment Focus Equity securities of Asian issuers

  Share Price Volatility Very high

  Principal Investment Strategy Investing in a diversified portfolio of equity securities of companies located in Asia

  Investor Profile Investors seeking long-term capital appreciation, who are willing to accept the risks and possibly extreme price volatility of investing in Asian issuers



Investment Objective

The Pacific/Asia Fund seeks long-term capital appreciation.

Investment Strategy of the Pacific/Asia Fund

Under normal circumstances, the Pacific/Asia Fund invests at least 80% of its net assets in equity securities of companies located in Asia and the Pacific Basin, including Australia, New Zealand and India. The companies in which the Fund invests tend to be larger, more established companies. The Adviser generally does not attempt to hedge the effects of currency value fluctuations on the Fund's investments on an on-going basis.

The Adviser selects investments for the Fund by applying a bottom-up investment approach designed to identify companies that the Adviser expects to experience sustainable earnings growth and to benefit from global or regional economic trends or promising technologies or products and whose value is not recognized in the prices of their securities. The Adviser continuously analyzes companies in the Pacific Basin markets, giving particular emphasis to each company's scope of operations and economic ties to one or more specific countries. While the Fund generally invests in companies in a variety of countries, industries and sectors, the Adviser does not attempt to invest a specific percentage of the Fund's assets in a given country or industry.

Principal Risks of Investing in the Pacific/Asia Fund

The Fund invests primarily in securities of issuers located in a single geographic region--the Pacific Basin. The economic and political environments of countries in a particular region frequently are interrelated and the value of regional markets and issuers often will rise and fall together. As a result, the Fund is subject to the risk that political and economic events will affect a larger portion of the Fund's investments than if the Fund's investments were more geographically diversified. The Fund's focus on the Pacific Basin also increases its potential share price volatility.

The Pacific Basin economies have experienced considerable difficulties, including, at various times, high inflation rates, high interest rates and currency devaluations. As a result, Pacific Basin securities markets have experienced extraordinary volatility. Continued growth of the Pacific Basin economies and securities markets will require sustained economic and fiscal discipline, which has been lacking in the past, as well as continued commitment to governmental reforms. Development also may be influenced by international economic conditions, particularly those in the United States and Japan, and by world demand for goods produced in Pacific Basin countries.

Since it purchases equity securities, the Fund is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Fund's securities may fluctuate substantially from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Fund.

Investing in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. Such events will not necessarily affect the U.S. economy or similar issuers located in the United States. The risks will

--------------------------------------------------------------------------------

be even greater for investments in emerging market countries since political turmoil and rapid changes are more likely to occur in these countries. These risks are discussed in greater detail in the section entitled "More Information About Risk."

The Fund is also subject to the risk that Pacific Basin equity securities may underperform other segments of the equity market or the equity markets as a whole.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund. Of course, the Fund's past performance does not necessarily indicate how the Fund will perform in the future.

This bar chart shows changes in the Fund's performance from year to year.

                                    [CHART]

 1993     1994   1995   1996    1997     1998     1999      2000     2001
------  -------  -----  -----  -------  -------  -------   -------  -------
66.25%  (14.69)% 8.50%  7.23%  (32.15)% (1.76)%  102.13%  (40.13)%  (14.70)%


                   Best Quarter               Worst Quarter
                      40.02%                    (21.14)%
                    (12/31/99)                 (12/31/97)

The Fund's performance for the six month period ending June 30, 2002 was 14.18%.

This table compares the Fund's average annual total returns for the periods ended December 31, 2001 to those of the MSCI AC Asia Pacific Free Index. The MSCI AC Asia Pacific Free Index replaces the MSCI AC Asia Pacific Index which has been discontinued. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

                                                                      Since
                                                    1 Year  5 Years Inception
-----------------------------------------------------------------------------
Pacific/Asia Fund
  Return Before Taxes                              (14.70)% (7.20)%    1.42%*
  Return After Taxes on Distributions              (14.66)% (7.66)%    0.38%*
  Return After Taxes on Distributions and Sale of
    Fund Shares                                     (8.83)% (5.66)%    0.83%*
MSCI AC Asia Pacific Free Index**                  (20.73)% (7.66)%  (0.32)%*

 * Since December 31, 1992
** MSCI AC Asia Pacific Free Index is a widely-accepted, unmanaged index composed of 10 developed and emerging market countries. The Index aims to capture 85% of the free float adjusted market capitalization in each industry group, in each country, for those securities not subject to foreign ownership restrictions.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment adviser and does not pay any commissions or expenses. If an index had expenses, its performance would be lower.

Fund Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Fund shares.

Shareholder Fees
(paid directly from your investment)

       Redemption Fee (as a percentage of amount redeemed, if
       applicable)*                                                 2.00%

Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)

Management Fees                                                      1.00%
Other Expenses
  Administrative Servicing Fee                               0.40%
  Other Operating Expenses                                   0.62%
Total Other Expenses                                                 1.02%
----------------------------------------------------------------------------
Total Annual Fund Operating Expenses                                 2.02%
  Fee Waivers and Expense Reimbursements                           (0.52)%**
----------------------------------------------------------------------------
  Net Annual Fund Operating Expenses                                 1.50%**

 * This redemption fee is charged if you sell your shares within 30 days of the date of purchase. See "How to Sell Your Fund Shares" for more information.
** The Adviser has contractually agreed to waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.50%. For more information about these fees, see "Investment Adviser."

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return, Fund operating expenses remain the same and you reinvest all dividends and distributions. Although your actual costs might be different, your approximate costs of investing $10,000 in the Fund would be:

                         1 Year   3 Years   5 Years   10 Years
                       ---------------------------------------
                          $153     $583     $1,040     $2,306

                               Pan European Fund
--------------------------------------------------------------------------------

  FUND SUMMARY

  Investment Goal Long-term capital appreciation

  Investment Focus Equity securities of European issuers

  Share Price Volatility High

  Principal Investment Strategy Investing in a diversified portfolio of equity securities of companies located in Europe

  Investor Profile Investors seeking long-term capital appreciation, who are willing to accept the risks and price volatility of investing in European issuers

Investment Objective

The Pan European Fund seeks long-term capital appreciation.

Investment Strategy of the Pan European Fund

Under normal circumstances, the Pan European Fund invests at least 80% of its net assets in equity securities of companies located in the more developed countries of Europe. The companies in which the Fund invests tend to be larger, more established companies. The Fund may invest to a lesser extent in the less developed countries to capitalize on opportunities in the emerging markets of Eastern Europe. The Adviser generally does not attempt to hedge the effects of currency value fluctuations on the Fund's investments on an on-going basis.

The Adviser selects investments for the Fund by applying a bottom-up investment approach designed to identify companies that the Adviser expects to experience sustainable earnings growth and to benefit from global or regional economic trends or promising technologies or products and whose value is not recognized in the prices of their securities. The Adviser continuously analyzes companies in the European markets, giving particular emphasis to each company's scope of operations and economic ties to one or more specific countries. While the Fund generally invests in companies in a variety of countries, industries and sectors, the Adviser does not attempt to invest a specific percentage of the Fund's assets in a given country or industry.

Principal Risks of Investing in the Pan European Fund

The Fund invests primarily in securities of issuers located in a single geographic region--Europe. The economic and political environments of countries in a particular region frequently are interrelated and the value of regional markets and issuers often will rise and fall together. As a result, the Fund is subject to the risk that political and economic events will affect a larger portion of the Fund's investments than if the Fund's investments were more geographically diversified. The Fund's focus on Europe also increases its potential share price volatility.

European countries have, at times, experienced economic difficulties, including recession, currency fluctuations, and armed conflicts. In addition, the emerging economies of Eastern Europe have experienced political and economic difficulties related to their efforts to transition to free-market economies. As a result, securities markets in Europe, particularly those in Eastern Europe, have experienced price volatility.

Since it purchases equity securities, the Fund is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Fund's securities may fluctuate substantially from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Fund.

Investing in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. Such events will not necessarily affect the U.S. economy or similar issuers located in the United States. The risks will be even greater for investments in emerging market

--------------------------------------------------------------------------------

countries since political turmoil and rapid changes are more likely to occur in these countries. These risks are discussed in greater detail in the section entitled "More Information About Risk."

The Fund is also subject to the risk that European equity securities may underperform other segments of the equity market or the equity markets as a whole.

Performance Information
The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund. Of course, the Fund's past performance does not necessarily indicate how the Fund will perform in the future.

This bar chart shows changes in the Fund's performance from year to year.

                                    [CHART]

 1993   1994    1995    1996    1997    1998    1999    2000      2001
------  -----  ------  ------  ------  ------  ------  -------  --------
17.26%  0.04%  14.90%  21.64%  24.29%  11.78%  24.68%  (9.20)%  (27.27)%


                          Best Quarter      Worst Quarter
                             29.11%           (19.93)%
                           (12/31/99)         (3/31/01)


The Fund's performance for the six month period ending June 30, 2002 was (2.49)%.

This table compares the Fund's average annual total returns for the periods ended December 31, 2001 to those of the MSCI Europe Index. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

                                                                      Since
                                                    1 Year  5 Years Inception
-----------------------------------------------------------------------------
Pan European Fund
  Return Before Taxes                              (27.27)%  2.73%    7.24%*
  Return After Taxes on Distributions              (28.16)%  1.08%    5.82%*
  Return After Taxes on Distributions and Sale of
    Fund Shares                                    (15.66)%  2.33%    5.90%*
MSCI Europe Index**                                (19.90)%  6.24%   11.37%*

 * Since December 31, 1992
** MSCI Europe Index is a widely-accepted, unmanaged index composed of a sample of companies representative of the market structure of 15 European countries.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment adviser and does not pay any commissions or expenses. If an index had expenses, its performance would be lower.

Fund Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Fund shares.

Shareholder Fees
(paid directly from your investment)

Redemption Fee (as a percentage of amount redeemed, if
applicable)*                                                 2.00%

Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)

Management Fees                                                      1.00%
Other Expenses
  Administrative Servicing Fee                               0.40%
  Other Operating Expenses                                   0.42%
Total Other Expenses                                                 0.82%
----------------------------------------------------------------------------
Total Annual Fund Operating Expenses                                 1.82%
  Fee Waivers and Expense Reimbursements                           (0.32)%**
----------------------------------------------------------------------------
  Net Annual Fund Operating Expenses                                 1.50%**

 * This redemption fee is charged if you sell your shares within 30 days of the date of purchase. See "How to Sell Your Fund Shares" for more information.
** The Adviser has contractually agreed to waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.50%. For more information about these fees, see "Investment Adviser."

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return, Fund operating expenses remain the same and you reinvest all dividends and distributions. Although your actual costs might be different, your approximate costs of investing $10,000 in the Fund would be:


                         1 Year   3 Years    5 Years    10 Years
                       -----------------------------------------
                          $153     $541       $955       $2,111

                                    [Graphic]



                              Emerging Markets Fund
--------------------------------------------------------------------------------

  FUND SUMMARY

  Investment Goal Long-term capital appreciation

  Investment Focus Equity securities of emerging markets issuers

  Share Price Volatility Very High

  Principal Investment Strategy Investing in a diversified portfolio of equity securities of companies located in emerging markets

  Investor Profile Investors seeking long-term capital appreciation, who are willing to accept the risks and extreme price volatility of investing in emerging markets issuers

Investment Objective

The Emerging Markets Fund seeks long-term capital appreciation. This objective may be changed without shareholder approval.

Investment Strategy of the Emerging Markets Fund

Under normal circumstances, the Emerging Markets Fund invests at least 80% of its net assets in equity securities of companies located in emerging market countries. Emerging market countries are those that major international financial institutions, such as the World Bank, generally consider to be less economically mature than developed nations, such as the United States or most nations in Western Europe. The Adviser generally does not attempt to hedge the effects of currency value fluctuations on the Fund's investments on an on-going basis.

The Adviser selects investments for the Fund by applying a bottom-up investment approach designed to identify companies that the Adviser expects to experience sustainable earnings growth and to benefit from global or regional economic trends or promising technologies or products and whose value is not recognized in the prices of their securities. The Adviser continuously analyzes companies in emerging markets, giving particular emphasis to each company's scope of operations and economic ties to one or more specific countries. While the Fund generally invests in companies in a variety of countries, industries and sectors, the Adviser does not attempt to invest a specific percentage of the Fund's assets in a given country or industry.

Principal Risks of Investing in the Emerging Markets Fund

Since it purchases equity securities, the Fund is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Fund's securities may fluctuate substantially from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Fund.

Investing in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign countries are generally denominated in a foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of a Fund's investments. These currency movements may happen separately from and in response to events that do not otherwise affect the value of the security in the issuer's home country. These various risks will be even greater for investments in emerging market countries since political turmoil and rapid changes in economic conditions are more likely to occur in these countries.

Emerging market countries are countries that the World Bank or the United Nations considers to be emerging or developing. Emerging markets may be more likely to experience political turmoil or rapid changes in market

--------------------------------------------------------------------------------

or economic conditions than more developed countries. In addition, the financial stability of issuers (including governments) in emerging market countries may be more precarious than in other countries. As a result, there will tend to be an increased risk of price volatility associated with the Fund's investments in emerging market countries, which may be magnified by currency fluctuations relative to the U.S. dollar.

The Fund is also subject to the risk that emerging market equity securities may underperform other segments of the equity market or the equity markets as a whole.

Performance Information
The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund. Of course, the Fund's past performance does not necessarily indicate how the Fund will perform in the future.

This bar chart shows changes in the Fund's performance from year to year.

                                    [CHART]


 1998         1999        2000      2001
-------       -----       -----     -----
(41.21)%      67.35%     (31.50)%  (1.80)%


Best Quarter   Worst
   59.10%     Quarter
 (12/31/99)  (24.79)%
             (9/30/01)


The Fund's performance for the six month period ending June 30, 2002 was 6.83%.

This table compares the Fund's average annual total returns for the periods ended December 31, 2001 to those of the MSCI EMF (Emerging Markets Free) Index. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

                                                    Since
                                         One Year Inception
-------------------------------------------------------------
Emerging Markets Fund
  Return Before Taxes                     (1.80)%   (9.82)%*
  Return After Taxes on Distributions     (1.82)%   (9.95)%*
  Return After Taxes on Distributions
    and Sale of Fund Shares               (0.97)%   (7.60)%*
MSCI EMF (Emerging Markets Free)
  Index***                                (2.38)%   (4.22)%**

  *Since January 2, 1998
 **Since December 31, 1997
***MSCI EMF (Emerging Markets Free) Index is a widely-accepted, unmanaged index composed of a sample of companies representative of the market structure of 26 global emerging market countries.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment adviser and does not pay any commissions or expenses. If an index had expenses, its performance would be lower.

Fund Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Fund shares.

Shareholder Fees
(paid directly from your investment)

Redemption Fee (as a percentage of amount
  redeemed, if applicable)*                        2.00%

Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)

Management Fees                                            1.25%
Other Expenses
  Administrative Servicing Fee                     0.40%
  Other Operating Expenses                         0.55%
Total Other Expenses                                       0.95%
------------------------------------------------------------------
Total Annual Fund Operating Expenses                       2.20%
  Fee Waivers and Expense Reimbursements                 (0.50)%**
------------------------------------------------------------------
Net Annual Fund Operating Expenses                         1.70%**

 * This redemption fee is charged if you sell your shares within 30 days of the date of purchase. See "How to Sell Your Fund Shares" for more information.
** The Adviser has contractually agreed to waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.70%. For more information about these fees, see "Investment Adviser."

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return, Fund operating expenses remain the same and you reinvest all dividends and distributions. Although your actual costs might be different, your approximate costs of investing $10,000 in the Fund would be:


                         1 Year   3 Years   5 Years   10 Years
                         -------------------------------------
                           $173    $640     $1,134    $2,495

--------------------------------------------------------------------------------

More Information About Risk

Equity Risk

Equity securities include public and privately issued equity securities, common and preferred stocks, warrants, rights to subscribe to common stock and convertible securities, as well as instruments that attempt to track the price movement of equity indices. Investments in these securities in general are subject to market risks that may cause their prices to fluctuate over time. The value of securities convertible into equity securities, such as warrants or convertible debt, is also affected by prevailing interest rates, the credit quality of the issuer and any call provision.

Foreign Security Risks

Investments in securities of foreign companies or governments can be more volatile than investments in U.S. companies or governments. Diplomatic, political, or economic developments, including nationalization or appropriation, could affect investments in foreign countries. Foreign securities markets generally have less trading volume and less liquidity than U.S. markets. In addition, the value of securities denominated in foreign currencies, and of dividends from such securities, can change significantly when foreign currencies strengthen or weaken relative to the U.S. dollar. Foreign companies or governments generally are not subject to uniform accounting, auditing, and financial reporting standards comparable to those applicable to domestic U.S. companies or governments. Transaction costs are generally higher than those in the U.S. and expenses for custodial arrangements of foreign securities may be somewhat greater than typical expenses for custodial arrangements of similar U.S. securities. Some foreign governments levy withholding taxes against dividend and interest income. Although in some countries a portion of these taxes are recoverable, the non-recovered portion will reduce the income received from the securities comprising the portfolio.

Emerging Market Risks

Emerging market countries are countries that the World Bank or the United Nations considers to be emerging or developing. Emerging markets may be more likely to experience political turmoil or rapid changes in market or economic conditions than more developed countries. In addition, the financial stability of issuers (including governments) in emerging markets countries may be more precarious than in other countries. As a result, there will tend to be an increased risk of price volatility associated with the Funds' investments in emerging market countries, which may be magnified by currency fluctuations relative to the U.S. dollar.

Currency Risk

Investments in foreign securities denominated in foreign currencies involve additional risks, including:

 . A Fund may incur substantial costs in connection with conversions between various currencies.
 . Only a limited market currently exists for hedging transactions relating to currencies in certain emerging markets.

More Information About Fund Investments

In addition to the investments and strategies described in this prospectus, each Fund also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in the Funds' Statement of Additional Information.

The investments and strategies described in this prospectus are those that are used under normal conditions. During adverse economic, market or other conditions, each Fund may take temporary defensive positions such as investing up to 100% of its assets in investments that would not ordinarily be consistent with a Fund's objective. The Fund may not achieve its objective when so invested. A Fund will do so only if the Adviser believes that the risk of loss outweighs the opportunity for capital gains or higher income. Of course, a Fund cannot guarantee that it will achieve its investment goal.

Investment Adviser

United States Trust Company of New York and U.S. Trust Company (together, the "Adviser"), acting through their respective registered investment advisory divisions, U.S. Trust--New York Advisers Division and U.S. Trust--Connecticut Fund Advisers Division, serve as investment adviser to each Fund. United States Trust Company of New York is a state-chartered bank and trust company and a member bank of the Federal Reserve System. U.S. Trust Company is a Connecticut state bank and trust company. Each is a wholly-owned subsidiary of U.S. Trust Corporation, a registered bank holding company.

U.S. Trust Corporation is a wholly-owned subsidiary of The Charles Schwab Corporation ("Schwab"). Charles

--------------------------------------------------------------------------------

R. Schwab is the founder, Chairman and Co-Chief Executive Officer and a Director and significant shareholder of Schwab. As a result of his positions and share ownership, Mr. Schwab may be deemed to be a controlling person of Schwab and its subsidiaries. Through its principal subsidiary Charles Schwab & Co., Inc., Schwab is one of the nation's largest financial services firms and the nation's largest electronic brokerage firm, in each case measured by customer assets. At December 31, 2001, Schwab served 7.8 million active accounts with $845.9 billion in customer assets.

United States Trust Company of New York (together with the other wholly-owned subsidiaries of U.S. Trust Corporation, "U.S. Trust") is one of the oldest investment management companies in the country. Since 1853, U.S. Trust has been a leader in wealth management for sophisticated investors providing trust and banking services to individuals, corporations and institutions, both nationally and internationally, including investment management, estate and trust administration, financial planning, corporate trust and agency banking, and personal and corporate banking. On December 31, 2001, U.S. Trust had approximately $92 billion in aggregate assets under management. United States Trust Company of New York has its principal offices at 114 W. 47th Street, New York, NY 10036. U.S. Trust Company has its principal offices at 225 High Ridge Road, Stamford, CT 06905.

The Adviser makes investment decisions for the Funds and continuously reviews, supervises and administers each Fund's investment program.

U.S. Trust advises and manages assets for its private clients and funds, some of which have investment objectives and policies similar to the Funds. U.S. Trust will not have any obligation to make available or use any information regarding these proprietary investment activities for the benefit of the Funds. The research department of U.S. Trust prepares research reports that are utilized by these Funds, wealth managers of U.S. Trust and Schwab and its affiliates. It is U.S. Trust's intention to distribute this information as simultaneously as possible to all recipients. However, where the investment manager of a Fund prepares such research, that Fund may and often does receive and act upon that information before it is disseminated to other parties, which in turn may have a negative effect on the price of the security subject to research.

The Board of Directors of Excelsior Funds, Inc. supervises the Adviser and establishes policies that the Adviser must follow in its management activities.

For the fiscal year ended March 31, 2002, the Adviser received advisory fees, as a percentage of average daily net assets, of:

International Fund                                 0.87%
Latin America Fund                                 0.79%
Pacific/Asia Fund                                  0.72%
Pan European Fund                                  0.91%
Emerging Markets Fund                              0.94%

For the period commencing on the date of this Prospectus and ending on March 31, 2003, the Adviser has contractually agreed to waive fees and reimburse expenses to keep the Funds' net annual fund operating expenses from exceeding the percentages stated in the "Annual Fund Operating Expenses" section for each Fund. This waiver and reimbursement agreement may not be terminated before March 31, 2003. In addition, the agreement will renew automatically for the Funds' next fiscal year unless the Adviser or Excelsior Funds, Inc. terminates the agreement by providing written notice to the other party 60-days prior to the beginning of the Funds' next fiscal year.

Portfolio Managers

Rosemary Sagar, David J. Linehan and Peter Schaffer serve as the International Fund's portfolio co-managers. Ms. Sagar is primarily responsible for the day-to-day management of the Fund. She is a Managing Director and has served as the Fund's portfolio manager or co-manager since joining U.S. Trust in 1996. From 1991 to 1996, she was Senior Vice President for international equity investments for General Electric Investments Corp. A description of Mr. Linehan's business experience is provided below. Mr. Schaffer, a Senior Vice President, has been with U.S. Trust since September 1996. He is a portfolio manager of international equity accounts and leads the Global Risk Control Team. Prior to joining U.S. Trust, he was the Director of Public Market Systems at General Electric Investments Corp., where he oversaw all systems development and support for equities, fixed income and foreign exchange products. Before that, he worked at Salomon Brothers, NBC and Citibank in various systems and financial positions. Research, analyses, trade execution and other facilities provided by U.S. Trust and other personnel also play a significant role in portfolio management and performance.

Rosemary Sagar and Jean-Francois Coste serve as the Pan European Fund's portfolio co-managers. Ms. Sagar who is primarily responsible for the day-to-day management of the Fund has served as the Fund's portfolio manager or co-manager since 1996. A description of Ms. Sagar's business experience is provided above. Mr. Coste, a Vice

--------------------------------------------------------------------------------

President, has been with U.S. Trust since 2000. Prior to joining U.S. Trust, he worked as an European equity analyst at Societe Generale Asset Management in Paris. From 1994 to 1997, he was a U.S. equity analyst at Philippe Investment Management in New York. Research, analyses, trade execution and other facilities provided by U.S. Trust and other personnel also play a significant role in portfolio management and performance.

Donald Elefson and David J. Linehan serve as the Latin America and Emerging Markets Funds' portfolio co-managers. Mr. Elefson is primarily responsible for day-to-day management of the Funds. He is a Senior Vice President and has been a portfolio manager or co-manager of the Funds since 1999. He has been with U.S. Trust since 1998. From 1994 to 1998, he was a portfolio manager with Smith Barney. A description of Mr. Linehan's business experience is provided below. Research, analyses, trade execution and other facilities provided by U.S. Trust and other personnel also play a significant role in portfolio management and performance.

David J. Linehan and Rosemary Sagar serve as the Pacific/Asia Fund's portfolio co-managers. Mr. Linehan is primarily responsible for the day-to-day management of the Fund's portfolio. He is a Managing Director and has served as the Fund's portfolio manager or co-manager since joining U.S. Trust in 1998. From August 1995 to July 1998, he was an international investment manager with Cowen Asset Management in New York. A description of Ms. Sagar's business experience is provided above. Research, analyses, trade execution and other facilities provided by U.S. Trust and other personnel also play a significant role in portfolio management and performance.

Purchasing, Selling and Exchanging Fund Shares

This section tells you how to purchase, sell (sometimes called "redeem") and exchange shares of the Funds.

How to Purchase Fund Shares

You may purchase shares directly by:
..  Mail
..  Telephone
..  Wire
..  Automatic Investment Program, or
..  Automated Clearinghouse (ACH)

To purchase shares directly from us, please call (800) 446-1012 (from overseas, call (617) 483-7297), or complete and send in the application to Excelsior Funds, c/o Boston Financial Data Services, Inc., P.O. Box 8529, Boston, MA 02266-8529. Unless you arrange to pay by wire or through the automatic investment program, write your check, payable in U.S. dollars, to "Excelsior Funds" and include the name of the appropriate Fund(s) on the check. A Fund cannot accept third-party checks, credit cards, credit card checks, money orders, starter checks or cash. To purchase shares by wire, please call us for instructions. Federal funds and registration instructions should be wired through the Federal Reserve System to:

  State Street Bank & Trust
  ABA#011000028
  DDA#99055352
  Specify Excelsior Fund Name
  Fund Account Number
  Account Registration

Investors making initial investments by wire must promptly complete the application and forward it to the address indicated on the application. Investors making subsequent investments by wire should follow the above instructions.

You may also buy shares through accounts with brokers and other institutions that are authorized to place trades in Fund shares for their customers. If you invest through an authorized institution, you will have to follow its procedures, which may be different from the procedures for investing directly. Your broker or institution may charge a fee for its services, in addition to the fees charged by the Fund. You will also generally have to address your correspondence or questions regarding a Fund to your institution.

The USA PATRIOT Act requires financial institutions, including mutual funds, to adopt certain policies and programs to prevent money laundering activities. Excelsior Funds must adopt such policies and procedures, including procedures to verify the identity of customers opening new accounts. Until such verification is made, Excelsior Funds may temporarily limit additional share purchases. In addition, Excelsior Funds may limit additional share purchases or close an account if it is unable to verify a customer's identity.

General Information

You may purchase shares on any day that the New York Stock Exchange (NYSE) and the Adviser are open for business (a "Business Day"). Presently, the only Business Days on which the Adviser is closed and the NYSE is open are Veterans' Day and Columbus Day. A Fund may reject any purchase request if it is determined that accepting the request would not be in the best interest of the Fund or its shareholders.

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after a Fund receives your purchase request in good order. We

--------------------------------------------------------------------------------

consider requests to be in "good order" when all required documents are properly completed, signed and received.

Each Fund calculates its NAV once each Business Day at the regularly-scheduled close of normal trading on the NYSE (normally, 4:00 p.m., Eastern time). So, for you to receive the current Business Day's NAV, a Fund must receive your purchase request in good order before 4:00 p.m. Eastern time.

How We Calculate NAV

NAV for one Fund share is the value of that share's portion of all of a Fund's assets less the value of that share's portion of all of a Fund's liabilities.

In calculating NAV, a Fund generally values its investment portfolio at market price. If market prices are unavailable or the Adviser thinks that they are unreliable, fair value prices may be determined in good faith using methods approved by the Board of Directors. Fixed income investments with remaining maturities of 60 days or less generally are valued at their amortized cost, which approximates their market value.

Some Funds may hold securities that are listed on foreign exchanges. These securities may trade on weekends or other days when the Funds do not calculate NAV. As a result, the market value of a Fund's investments may change on days when you cannot purchase or sell Fund shares.

Minimum Purchases

To purchase shares for the first time, you must invest at least $500 ($250 for IRAs) in any Fund. Your subsequent investments in any Fund must be made in amounts of at least $50. A Fund may accept investments of smaller amounts at its discretion.

Automatic Investment Program

If you have a checking, money market or NOW account with a bank, you may purchase shares automatically through regular deductions from your account in amounts of at least $50 per transaction.

With a $50 minimum initial investment, you may begin regularly scheduled investments once per month, on either the first or fifteenth day, or twice per month, on both days.

How to Sell Your Fund Shares

You may sell shares directly by:
.. Mail

.. Telephone

.. Systematic Withdrawal Plan, or

.. Automated Clearinghouse (ACH)

Holders of Fund shares may sell (sometimes called "redeem") shares by following the procedures established when they opened their account or accounts. If you have questions, call (800) 446-1012 (from overseas, call (617) 483-7297).

You may sell your shares by sending a written request for redemption to:

Excelsior Funds, Inc.
c/o Boston Financial Data Services, Inc.
P.O. Box 8529
Boston, MA 02266-8529

Please be sure to indicate the number of shares to be sold, identify your account number and sign the request.

If you own your shares directly and previously indicated on your account application or arranged in writing to do so, you may sell your shares on any Business Day by contacting a Fund directly by telephone at (800) 446-1012 (from overseas, call (617) 483-7297). The minimum amount for telephone redemptions is $500. Shares will not be redeemed by the Fund unless all required documents have been received by the Fund.

If you own your shares through an account with a broker or other institution, contact that broker or institution to sell your shares. Your broker or institution may charge a fee for its services, in addition to the fees charged by the Fund.

If you would like to sell $50,000 or more of your shares, or any amount if the proceeds are to be sent to an address other than the address of record, please notify the Fund in writing and include a signature guarantee by a bank or other financial institution (a notarized signature is not sufficient).

The sale price of each share will be the next NAV determined after the Fund receives your request in good order.

A redemption fee of 2.00% of the value of the shares redeemed or exchanged will be imposed on shares in a Fund redeemed or exchanged 30 days or less after their date of purchase. The redemption fee is intended to limit short-term trading in the Funds or, to the extent that short-term trading persists, to impose the costs of that type of activity on the shareholders who engage in it. The redemption fee will be paid to the appropriate Fund. Each Fund reserves the right, at its discretion, to waive, modify or terminate the redemption fee. No redemption fee will be charged on redemptions and exchanges involving (i) those that occur as a result of a bona fide investment policy committee decision of a recognized financial institution with respect to an asset allocation program,
(ii) shares acquired through the

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reinvestment of dividends or capital gains distributions, (iii) shares redeemed as part of a systematic withdrawal plan that represent 4% or less of the investor's investment subject to the plan account, or (iv) shares maintained through employee pension benefit plans subject to the Employee Retirement
Income Security Act that offer the Excelsior Funds as an investment vehicle.
For purposes of omnibus accounts, the redemption fee will be determined at the sub-account level.

Systematic Withdrawal Plan

If you have at least $10,000 in your account, you may use the systematic withdrawal plan. Under the plan you may arrange monthly, quarterly, semi-annual or annual automatic withdrawals from any Fund. The proceeds of each withdrawal will be mailed to you by check or, if you have a checking or savings account with a bank, electronically transferred to your account.

Receiving Your Money

Normally, we will send your sale proceeds within five Business Days after we receive your request in good order. Your proceeds can be wired to your bank account (if more than $500) or sent to you by check. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 15 days from your purchase).

Redemptions in Kind

We generally pay sale (redemption) proceeds in cash. However, under unusual conditions that make the payment of cash unwise, we might pay all or part of your redemption proceeds in liquid securities with a market value equal to the redemption price (redemption in kind). It is highly unlikely that your shares would ever be redeemed in kind, but if they were you would probably have to pay transaction costs to sell the securities distributed to you, as well as taxes on any capital gains from the sale as with any redemption.

Involuntary Sales of Your Shares

If your account balance drops below $500 because of redemptions, you may be required to sell your shares. But, we will always give you at least 60 days' written notice to give you time to add to your account and avoid the sale of your shares.

Suspension of Your Right to Sell Your Shares

A Fund may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or when the Adviser and the custodian are closed. More information about this is in the Funds' Statement of Additional Information.

How to Exchange Your Shares

You may exchange your shares on any Business Day for shares of any portfolio of Excelsior Funds, Inc. or Excelsior Tax-Exempt Funds, Inc., or for Shares of certain portfolios of Excelsior Funds Trust. In order to protect other shareholders, we may limit your exchanges to no more than six per year or reject an exchange if we deem that such exchange would not be in the best interests of a Fund or its shareholders. This limitation is not intended to limit a shareholder's right to redeem shares. Rather, the limitation is intended to curb short-term trading. Shares can be exchanged directly by mail, or by telephone if you previously selected the telephone exchange option on the account application.

You may also exchange shares through your financial institution. Exchange requests must be for an amount of at least $500.

If you recently purchased shares by check, you may not be able to exchange your shares until your check has cleared (which may take up to 15 days from your purchase). This exchange privilege may be changed or canceled at any time upon 60 days' notice.

When you exchange shares, you are really selling your shares and buying other Fund shares. So, your sale price and purchase price will be based on the NAV next calculated after the Fund receives your exchange request in good order.

There is a 2.00% redemption fee on shares exchanged within 30 days of purchase. See "How to Sell Your Shares" above for more information.

Telephone Transactions

Purchasing, selling and exchanging Fund shares over the telephone is extremely convenient, but not without risk. Although the Funds have certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, the Funds are not liable for any losses or costs incurred by following telephone instructions they reasonably believe to be genuine, provided that the Funds follow their telephone transaction procedures. If you or your financial institution transact with a Fund over the telephone, you will generally bear the risk of any loss.

Authorized Intermediaries

Certain intermediaries, such as brokers or other shareholder organizations, are authorized to accept purchase, redemption and exchange requests for Fund shares. These intermediaries may authorize other organizations to accept purchase, redemption and exchange requests for Fund shares. These requests are normally executed at the NAV next determined after the intermediary receives the request in good order. Authorized intermediaries are responsible for transmitting requests and delivering funds on a timely basis.

--------------------------------------------------------------------------------

Shareholder Servicing

The Funds are permitted to pay an administrative servicing fee to certain shareholder organizations for providing services to their customers who hold shares of the Funds. These services may include assisting in the processing of purchase, redemption and exchange requests and providing periodic account statements. The shareholder servicing fee may be up to 0.40% of the average daily net asset value of Fund shares held by clients of a shareholder organization.

Distribution of Fund Shares

The Funds' distributor may institute promotional incentive programs for dealers, which will be paid for by the distributor out of its own assets and not out of the assets of the Funds. Subject to NASD regulation, compensation may include promotional and other merchandise, sales and training programs and other special events sponsored by dealers. Compensation may also include payment for reasonable expenses incurred in connection with trips taken by invited registered representatives for meetings or seminars of a business nature.

Dividends and Distributions

Each Fund distributes dividends from its income semi-annually.

Each Fund makes distributions of capital gains, if any, at least annually. If you own Fund shares on a Fund's record date, you will be entitled to receive the distribution.

Dividends and distributions for shares held of record by U.S. Trust or correspondent banks will be paid in cash. Otherwise, dividends and distributions will be paid in the form of additional Fund shares unless you elect to receive payment in cash. To elect cash payment, you must notify the Fund in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after the Fund receives your written notice. To cancel your election, simply send the Fund written notice.

Taxes

Each Fund will distribute substantially all of its taxable income including its net capital gain (the excess of long- term capital gain over short-term capital loss), if any. Distributions you receive from a Fund will generally be taxable to you regardless of whether they are paid in cash or reinvested in additional shares. Distributions attributable to the net capital gain of a Fund will be taxable to you as long-term capital gain, regardless of how long you have held your shares. Other Fund distributions will generally be taxable as ordinary income.

It is expected that each Fund will be subject to foreign withholding taxes with respect to dividends or interest received from sources in foreign countries. Each Fund may make an election to treat a proportionate amount to such taxes as constituting a distribution to each shareholder, which would allow each shareholder either (1) to credit such proportionate amount of taxes against U.S. federal income tax liability or (2) to take such amount as an itemized deduction.

You should note that if you purchase shares just before a distribution, the purchase price will reflect the amount of the upcoming distribution, but you will be taxed on the entire amount of the distribution received, even though, as an economic matter, the distribution simply constitutes return of capital. This is known as "buying into a dividend."

You will recognize taxable gain or loss on a sale, exchange or redemption of your shares, including an exchange for shares of another Fund, based on the difference between your tax basis in the shares and the amount you receive for them. To aid in computing your tax basis, you generally should retain your account statements for the periods during which you held shares.

Any loss realized on shares held for six months or less will be treated as a long-term capital loss to extent of any capital gain dividends that were received on the shares. Additionally, any loss realized on a sale, exchange or redemption of shares of a Fund may be disallowed under "wash sale" rules to the extent the shares disposed of are replaced with other shares of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of a Fund. If disallowed, the loss will be reflected in an adjustment to the basis of the shares acquired.

Shareholders may also be subject to state and local taxes on distributions and redemptions. State income taxes may not apply however, to the portions of each Fund's distributions, if any, that are attributable to interest on federal securities.

The one major exception to these tax principles is that distributions on, and sales, exchanges and redemptions of shares held in an IRA (or other tax-qualified plan) will not be currently taxable.

The foregoing is only a summary of certain tax considerations under current law, which may be subject to change in the future. Shareholders who are nonresident aliens, foreign trusts or estates, or foreign corporations or partnerships, may be subject to different United States federal income tax treatment. You should consult your tax adviser for further information regarding federal, state, local and/ foreign tax consequences relevant to your specific situation.

More information about taxes is in the Funds' Statement of Additional
Information.

--------------------------------------------------------------------------------

Financial Highlights

The tables that follow present performance information about shares of each Fund. This information is intended to help you understand each Fund's financial performance for the past five years, or, if shorter, the period of the Funds' operations. Some of this information reflects financial information for a single Fund share. The total returns in the table represent the rate that you would have earned (or lost) on an investment in a Fund, assuming you reinvested all of your dividends and distributions. This information has been audited by Ernst & Young LLP, independent auditors. Their report, along with each Fund's financial statements, are incorporated by reference into the Funds' Statement of Additional Information. You can obtain the annual report, which contains more performance information, at no charge by calling (800)-446-1012 (from overseas, call (617) 483-7297).

INTERNATIONAL FUND

                                                                             Year Ended March 31,
                                                              -------------------------------------------------
                                                                 2002       2001      2000      1999      1998
                                                              ---------  ---------  --------  --------  -------
Net Asset Value, Beginning of Year........................... $   11.75  $   20.02  $  12.52  $  13.00  $ 11.34
                                                              ---------  ---------  --------  --------  -------
Income From Investment Operations
 Net Investment Income (Loss)................................      0.03      (0.05)    (0.03)     0.01     0.04
 Net Gains or (Losses) on Investments (both realized and
   unrealized)...............................................     (1.43)     (7.49)     7.57     (0.42)    2.11
                                                              ---------  ---------  --------  --------  -------
 Total From Investment Operations............................     (1.40)     (7.54)     7.54     (0.41)    2.15
                                                              ---------  ---------  --------  --------  -------
Less Distributions
 Dividends From Net Investment Income........................     (0.08)     (0.09)     0.00     (0.03)   (0.02)
 Dividends in Excess of Net Investment Income................      0.00      (0.04)     0.00     (0.04)   (0.04)
 Distributions From Net Realized Gain on Investments.........     (0.52)     (0.60)    (0.04)     0.00    (0.31)
 Distributions in Excess of Net Realized Gain on Investments.      0.00       0.00      0.00      0.00    (0.12)
                                                              ---------  ---------  --------  --------  -------
 Total Distributions.........................................     (0.60)     (0.73)    (0.04)    (0.07)   (0.49)
                                                              ---------  ---------  --------  --------  -------
Net Asset Value, End of Year................................. $    9.75  $   11.75  $  20.02  $  12.52  $ 13.00
                                                              =========  =========  ========  ========  =======
Total Return1................................................  (12.25)%   (38.41)%    60.30%   (3.18)%   19.42%
Ratios/Supplemental Data
 Net Assets, End of Period (in Millions)..................... $  167.28  $  302.07  $ 473.77  $ 202.08  $204.89
 Ratio of Net Operating Expenses to Average Net Assets.......     1.23%      1.41%     1.40%     1.42%    1.44%
 Ratio of Gross Operating Expenses to Average Net Assets2....     1.53%      1.53%     1.51%     1.52%    1.52%
  Ratio of Net Investment Income/(Loss) to Average Net Assets     0.44%    (0.29)%   (0.36)%     0.11%    0.32%
 Portfolio Turnover Rate.....................................     50.0%      55.0%     25.0%     50.0%    37.0%

--------
   Notes:
1. Total returns do not reflect the 2.00% redemption fee charged if shares are sold within 30 days of the date of purchase.
2. Expense ratios before waiver of fees and reimbursement of expenses (if any) by investment adviser and administrators.

--------------------------------------------------------------------------------

LATIN AMERICA FUND

                                                                                    Year Ended March 31,
                                                                      -----------------------------------------------
                                                                        2002      2001      2000      1999      1998
                                                                      -------  ---------  -------  ---------  -------
Net Asset Value, Beginning of Period................................. $  5.32  $    7.20  $  4.77  $   10.60  $  9.46
                                                                      -------  ---------  -------  ---------  -------
Income From Investment Operations
   Net Investment Income.............................................    0.14       0.10     0.03       0.21     0.10
   Net Gains (Losses) on Investments (both realized and unrealized)..    0.70      (1.98)    2.53      (5.29)    1.22
                                                                      -------  ---------  -------  ---------  -------
Total From Investment Operations.....................................    0.84      (1.88)    2.56      (5.08)    1.32
                                                                      -------  ---------  -------  ---------  -------
Less Distributions
   Dividends From Net Investment Income..............................   (0.19)      0.00    (0.13)     (0.18)   (0.02)
   Distributions From Net Realized Gain on Investments...............    0.00       0.00     0.00       0.00    (0.16)
   Distributions in Excess of Net Realized Gain on Investments.......    0.00       0.00     0.00      (0.57)    0.00
                                                                      -------  ---------  -------  ---------  -------
Total Distributions..................................................   (0.19)      0.00    (0.13)     (0.75)   (0.18)
                                                                      -------  ---------  -------  ---------  -------
Net Asset Value, End of Period....................................... $  5.97  $    5.32  $  7.20  $    4.77  $ 10.60
                                                                      =======  =========  =======  =========  =======
Total Return/1/......................................................  16.12%   (26.11)%   54.52%   (47.19)%   14.05%
Ratios/Supplemental Data
   Net Assets, End of Period (in millions)........................... $ 13.99  $   22.17  $ 23.71  $   14.18  $ 88.70
   Ratio of Net Operating Expenses to Average Net Assets.............   1.59%      1.67%    1.64%      1.55%    1.50%
   Ratio of Gross Operating Expenses to Average Net Assets/2/........   1.82%      1.92%    1.75%      1.66%    1.60%
   Ratio of Net Investment Income to Average Net Assets..............   2.55%      2.12%    0.42%      1.63%    0.88%
   Portfolio Turnover Rate...........................................    7.0%      16.0%    69.0%      29.0%    77.0%

--------
Notes: 1. Total returns do not reflect the 2.00% redemption fee charged if shares are sold within 30 days of the date of purchase. 2. Expense ratios before waiver of fees and reimbursement of expenses (if any) by investment adviser and administrators.

PACIFIC/ASIA FUND

                                                                                     Year Ended March 31,
                                                                      --------------------------------------------------
                                                                      2002         2001       2000     1999     1998
                                                                      -------     ---------   -------- ------  ---------
Net Asset Value, Beginning of Period................................. $ 6.59      $   11.89   $   6.61 $ 6.52  $    9.09
                                                                      ------      ---------   -------- ------  ---------
Income From Investment Operations
   Net Investment Income (Loss)......................................   0.02/1/       (0.06)1     0.02   0.001      0.01
   Net Gains (Losses) on Investments (both realized and unrealized)..   0.09/1,2/     (4.88)1     5.26   0.29      (2.52)
                                                                      ------      ---------   -------- ------  ---------
Total From Investment Operations.....................................   0.11          (4.94)      5.28   0.29      (2.51)
                                                                      ------      ---------   -------- ------  ---------
Less Distributions
   Dividends From Net Investment Income..............................  (0.02)         (0.32)      0.00  (0.09)     (0.01)
   Dividends in Excess of Net Investment Income......................   0.00          (0.04)      0.00  (0.11)     (0.05)
                                                                      ------      ---------   -------- ------  ---------
Total Distributions..................................................  (0.02)         (0.36)      0.00  (0.20)     (0.06)
                                                                      ------      ---------   -------- ------  ---------
Net Asset Value, End of Period....................................... $ 6.68      $    6.59   $  11.89 $ 6.61  $    6.52
                                                                      ======      =========   ======== ======  =========
Total Return/3/......................................................  1.62%       (41.79)%     79.88%  5.14%   (27.56)%
Ratios/Supplemental Data
   Net Assets, End of Period (in millions)........................... $23.54      $   32.00   $  88.54 $28.01  $   43.81
   Ratio of Net Operating Expenses to Average Net Assets.............  1.43%          1.50%      1.49%  1.55%      1.48%
   Ratio of Gross Operating Expenses to Average Net Assets/4/........  1.74%          1.68%      1.58%  1.64%      1.57%
   Ratio of Net Investment Income (Loss) to Average Net Assets.......  0.35%        (0.63)%    (0.48)%  0.01%      0.22%
   Portfolio Turnover Rate...........................................  94.0%          75.0%     105.0%  78.0%      52.0%

--------
Notes: 1. For comparative purposes per share amounts are based on average shares outstanding. 2. The amount shown for a share outstanding throughout the period does not accord with the aggregate net losses on investments for that period because of the sales and repurchases of Fund shares in relation to fluctuating market value of the investments of the Fund. 3. Total returns do not reflect the 2.00% redemption fee charged if shares are sold within 30 days of the date of purchase. 4. Expense ratios before waiver of fees and reimbursement of expenses (if any) by investment adviser and administrators.

--------------------------------------------------------------------------------

PAN EUROPEAN FUND

                                                                                     Year Ended March 31,
                                                                      --------------------------------------------------
                                                                        2002       2001      2000      1999      1998
                                                                      --------  ---------  --------  --------  --------
Net Asset Value, Beginning of Period................................. $   9.44  $   15.96  $  12.39  $  14.13  $  10.94
                                                                      --------  ---------  --------  --------  --------
Income From Investment Operations
   Net Investment Income (Loss)......................................     0.02      (0.05)    (0.03)     0.00     (0.01)
   Net Gains (Losses) on Investments (both Realized and unrealized)..    (0.77)     (5.12)     4.90     (1.26)     4.01
                                                                      --------  ---------  --------  --------  --------
Total From Investment Operations.....................................    (0.75)     (5.17)     4.87     (1.26)     4.00
                                                                      --------  ---------  --------  --------  --------
Less Distributions
   Dividends From Net Investment Income..............................     0.00      (0.03)     0.00      0.00      0.00
   Dividends in Excess of Net Investment Income......................     0.00       0.00      0.00      0.00      0.00
   Distributions From Net Realized Gain on Investments...............    (0.56)     (1.32)    (1.30)    (0.48)    (0.81)
   Distributions in Excess of Net Realized Gain on Investments.......     0.00       0.00      0.00      0.00      0.00
                                                                      --------  ---------  --------  --------  --------
Total Distributions..................................................    (0.56)     (1.35)    (1.30)    (0.48)    (0.81)
                                                                      --------  ---------  --------  --------  --------
Net Asset Value, End of Period....................................... $   8.13  $    9.44  $  15.96  $  12.39  $  14.13
                                                                      ========  =========  ========  ========  ========
Total Return1........................................................  (8.26)%   (34.77)%    42.77%   (8.84)%    38.02%
Ratios/Supplemental Data
   Net Assets, End of Period (in millions)........................... $  57.95  $  111.66  $ 195.42  $ 157.84  $ 207.64
   Ratio of Net Operating Expenses to Average Net Assets.............    1.39%      1.45%     1.43%     1.43%     1.43%
   Ratio of Gross Operating Expenses to Average Net Assets2..........    1.51%      1.52%     1.50%     1.50%     1.50%
   Ratio of Net Investment Income/(Loss) to Average Net Assets.......    0.27%    (0.34)%   (0.21)%     0.04%   (0.13)%
   Portfolio Turnover Rate...........................................    29.0%      43.0%     46.0%     46.0%     40.0%

--------
Notes: 1. Total returns do not reflect the 2.00% redemption fee charged if shares are sold within 30 days of the date of purchase. 2. Expense ratios before waiver of fees and reimbursement of expenses (if any) by investment adviser and administrators.

EMERGING MARKETS FUND

                                                                                Year ended March 31,           Period ended
                                                                      ---------------------------------------   March 31,
                                                                        2002      2001      2000       1999       19981
                                                                      -------  ---------  --------  ---------  ------------
Net Asset Value, Beginning of Period................................. $  4.43  $    7.35  $   4.04  $    7.00    $   7.00
                                                                      -------  ---------  --------  ---------    --------
Income From Investment Operations
   Net Investment Income (Loss)......................................    0.01      (0.01)    (0.02)      0.07        0.00
   Net Gains (Losses) on Investments (both realized and unrealized)..    0.53      (2.91)     3.35      (2.95)       0.00
                                                                      -------  ---------  --------  ---------    --------
Total From Investment Operations.....................................    0.54      (2.92)     3.33      (2.88)       0.00
                                                                      -------  ---------  --------  ---------    --------
Less Distributions
   Dividends From Net Investment Income..............................   (0.02)      0.00     (0.02)     (0.08)       0.00
   Distributions From Net Realized Gain on Investments...............    0.00       0.00      0.00       0.00        0.00
                                                                      -------  ---------  --------  ---------    --------
Total Distributions..................................................   (0.02)      0.00     (0.02)     (0.08)       0.00
                                                                      -------  ---------  --------  ---------    --------
Net Asset Value, End of Period....................................... $  4.95  $    4.43  $   7.35  $    4.04    $   7.00
                                                                      =======  =========  ========  =========    ========
Total Return2........................................................  12.16%   (39.73)%    82.77%   (41.21)%     (0.14)%/3/
Ratios/Supplemental Data
   Net Assets, End of Period (in millions)........................... $ 22.85  $   12.26  $  17.20  $    5.41    $   6.54
   Ratio of Net Operating Expenses to Average Net Assets.............   1.59%      1.65%     1.65%      1.65%       1.85%/4,5/
   Ratio of Gross Operating Expenses to Average Net Assets6..........   1.93%      2.09%     2.03%      2.48%       2.74%/4/
   Ratio of Net Investment Income (Loss) to Average Net Assets.......   0.78%    (0.16)%   (0.60)%      1.93%       2.33%/4/
   Portfolio Turnover Rate...........................................   31.0%      30.0%     57.0%      73.0%        0.0%

--------
Notes: 1. Commenced operations on January 2, 1998. 2. Total returns do not reflect the 2.00% redemption fee charged if shares are sold within 30 days of the date of purchase. 3. Not annualized. 4. Annualized. 5. The annualized ratio of net operating expenses to average net assets, excluding foreign investment taxes, is 1.65%. 6. Expense ratios before waiver of fees and reimbursement of expenses (if any) by investment adviser and administrators.

22